Exhibit 99.1
Pinnacle Airlines releases August Traffic
Memphis Tenn. (September 7, 2006) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), today released passenger and traffic levels for August 2006.
During August, Pinnacle transported 801,090 Customers, 10.9% more than the same period last year. Passenger Load Factor was 76.8%, an increase of 3.5 points over August 2005 levels. During the month, Pinnacle flew 494.1 million Available Seat Miles (“ASMs”), a 6.2% reduction when compared to the same period last year. Pinnacle flew 379.3 million Revenue Passenger Miles (“RPMs”), 1.7% fewer than August 2005.
Pinnacle operated 35,416 block hours in August, 9.0% less than the same period last year. Cycles decreased 2.2% to 21,759. In August 2006, Pinnacle operated 124 regional jets, 10.8% less than the 139 in our fleet during August 2005. Additionally, the average length of a Pinnacle flight was reduced from 517 to 466 statute miles. The term “block hour” refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, the term “cycle” refers to an aircraft’s departure and corresponding arrival.
August 2006 Traffic

	2006	2005	Change
Passengers	801,090	722,301	10.9%
Load Factor	76.8%	73.3%	3.5pts
ASMs (000)	494,081	526,712	(6.2)%
RPMs (000)	379,257	385,825	(1.7)%
Cycles	21,759	22,255	(2.2)%
Block Hours	35,416	38,902	(9.0)%
Year-To-Date 2006 Traffic

	2006	2005	Change
Passengers	5,966,592	5,271,474	13.2%
Load Factor	77.0%	70.7%	6.3 pts
ASMs (000)	3,691,518	3,828,342	(3.6)%
RPMs (000)	2,843,344	2,705,239	5.1%
Cycles	167,824	165,642	1.3%
Block Hours	276,987	288,927	(4.1)%
Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of 124 Canadair 44 and 50-seat regional jets from Northwest hubs at Detroit, Memphis and Minneapolis — St. Paul, and a focus city at Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,670 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
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